On January 9, 2014, NASDAQ Listing Qualifications staff (Staff) notified Telik, Inc. (Company) that it determined to delist the Company based on Rule 5550(b)(1). On January 16, 2014, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on February 20, 2014. On February 25, 2014, the Panel issued a decision that reversed Staffs determination to delist the Company and granted the Company through May 31, 2014 to meet certain milestones. On May 21, 2014, the Panel issued a decision that provided the Company an extension to July 8, 2014. On July 9, 2014, the Panel issued a decision to delist the Company. On July 9, 2014, the Company exercised its right to appeal the July 9, 2014 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On September 22, 2014, the Council issued a decision that reversed the July 9, 2014 Panel decision to delist the Companys securities and granted the Company an extension to September 30, 2014. On October 1, 2014, the Company was provided notice that it failed to meet the terms of the September 22, 2014 Council decision. On November 17, 2014, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).